On January 29, 1998, the security holders of the Tax-Free Portfolios approved an amendment to the portfolios' fundamental investment restrictions allowing for investment in forms of financial contracts, such as futures contracts, which may be deemed to be "commodities." In addition, the security holders of the Minnesota Portfolio approved a change to the investment advisory fee calculation for the Portfolio. Further information concerning the details of this transaction is contained in the proxy materials filed by the registrant with the Commission on December 30, 1997.